NGPC

NGP Capital Resources Company

January 4, 2012

Dear Stockholder:

I am pleased to report that the Board of Directors of NGP Capital Resources Company (the "Company") has approved a stock repurchase plan. Under this plan, the Company may repurchase up to $10,000,000 of the Company's common stock, par value $0.01 per share (the "Common Stock"), at prices not to exceed the then-current net asset value of the Company's Common Stock. We are writing this letter to you to provide you with notice, as required by law, that the Company may be repurchasing shares of Common Stock over the next six months.

Under the terms of the stock repurchase plan, the Company will repurchase Common Stock in the open market from time to time during the Company's open trading windows, depending on market conditions. The stock repurchase plan may be suspended, terminated or modified at any time for any reason. The plan does not obligate the Company to acquire any specific number of shares of Common Stock, and all repurchases will be made in accordance with applicable securities laws and regulations that set certain restrictions on the method, timing, price and volume of stock repurchases.

The Company and the Board of Directors believe this repurchase program is a productive and valuable use of capital. Thank you for your continued support and your interest in our Company.

Sincerely,

Stephen K. Gardner
President and Chief Executive Officer

1221 McKinney, Suite 2975 • Houston, TX 77010 • 713.752.0062 (O) • 713.752.0063 (F) • info@ngpcrc.com